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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

NRP (Operating) LLC, a Delaware limited liability company;

WPP LLC, a Delaware limited liability company;

GNP LLC, a Delaware limited liability company;

NNG LLC, a Delaware limited liability company;

ACIN LLC, a Delaware limited liability company;

CSTL LLC, a Delaware limited liability company; and

WBRD LLC, a Delaware limited liability company.